Exhibit 10.a.(xxviii)(b)

                CONSENT AND AMENDMENT AGREEMENT


     Reference is made to: (i) the note agreement among Matson Leasing Company, Inc., a Hawaii corporation ("Leasing"), Prudential Reinsurance Company, a Delaware corporation ("PruRe"), and The Prudential Insurance Company of America, a New Jersey corporation ("Prudential"), dated as of June 28, 1991 (as amended, the "1991 Agreement") pursuant to which Leasing issued and sold and Prudential and PruRe purchased Leasing's $50,000,000 9.00% Notes due October 2, 1999 (the "9.00% Notes"); (ii) the note agreement between Leasing and Prudential dated as of July 17, 1992 (as amended, the "July 1992 Agreement"), pursuant to which Leasing issued and sold and Prudential purchased Leasing's $10,000,000 7.65% Note due August 2, 2001 (the "7.65% Note"); and (iii) the note agreement dated March 11, 1992 (as amended, the "March 1992 Agreement") among Leasing, Prudential and Prudential Property and Casualty Company ("PruPac"), pursuant to which Leasing issued and sold and Prudential and PruPac purchased Leasing's $50,000,000 8.00% Notes due August 2, 2000 (the "8.00% Notes"). The 9.00%
Notes, the 8.00% Notes and 7.65% Note are collectively referred to as the "Leasing Notes."

     Subsequent to the respective dates of issuance of the Leasing Notes, PruPac and PruRe transferred all of their right, title and interest in and to the Leasing Notes to Prudential, with the result that Prudential is now the only holder of the Leasing Notes (the "Noteholder").

     The Leasing Notes are guarantied by Matson Navigation Company, Inc., the parent of Leasing ("Parent") pursuant to guaranty agreements dated the date of such notes (collectively, the "Parent Guaranties"). The 1991 Agreement, the March 1992 Agreement and the July 1992 Agreement are referred to together as the "Agreements." The Company and Parent are together referred to as "Matson."
Other capitalized terms not otherwise defined herein shall have the respective meanings assigned to them in the applicable Agreement or Parent Guaranty.

     Matson has advised the Noteholder that Leasing's assets will be sold to XTRA Corporation ("XTRA") or an affiliate on or about June 30, 1995, on substantially the terms and conditions set forth in the attached letter of intent (the "Letter of Intent") between Parent and XTRA dated May 2, 1995 (the "Transaction"). Matson proposes to use a portion of the net cash proceeds from the Transaction to prepay up to $10,000,000 principal amount of the 9.00% Notes at par and up to another $10,000,000 principal amount of the 9.00% Notes at a spread of 0.50% over the Reinvestment Yield (the "9.00% Notes Prepayment"). The Transaction may require the consent of the Required Holders under each Agreement and Parent Guaranty and the 9.00% Notes Prepayment requires the consent of each holder of the 9.00% Notes. Matson has also requested certain amendments to the Agreements to reflect the Transaction. The Noteholder is willing to consent to the foregoing requests, but only on the terms and conditions set forth herein.

     A.  Consents and Amendments to the Agreements

     Subject to the satisfaction of the conditions to effectiveness set forth in Section C below, Parent, Leasing and the Noteholder hereby agree to the following consents and amendments to each Agreement:

     1. The Noteholder agrees to the consummation of the Transaction on substantially the terms and conditions of the Letter of Intent and to the 9.00% Notes Prepayment on the terms set forth in the second paragraph of this Consent and Amendment, provided that the 9.00% Notes Prepayment shall not occur later than (July 5), 1995 and any prepayment of the 9.00% Notes at any time thereafter shall be with the full Yield-Maintenance Premium, as defined in the applicable Agreement.

     2. Amend paragraphs 5 and 6 of each Agreement by deleting said paragraphs in their entirety and substituting therefor new paragraphs 5 and 6, as set forth in Exhibit A hereto.

     3.  Amend paragraph 10B by adding the following at the end thereof:

          "Upon the effectiveness of both the Assignment and Assumption Agreement and the Consent and Amendment, each dated June 30, 1995 (the "Effective Date") among Matson Leasing Company, Inc., Matson Navigation Company, Inc. and the holders of the Notes parties thereto, the definitions set forth in this paragraph 10B that correspond to defined terms used in paragraphs 5 and 6 of this Agreement, as amended as of the Effective Date (including, without limitation, "Affiliate," "B of A Agreement," "Capital Assets," "Capital Construction Fund," "Consolidated Net Earnings," "Consolidated Net Worth," "Consolidated Total Capital," "Consolidated Working Capital," "Debt," "Funded Debt," "Lien," "Material Subsidiary," "Principal Assets," "Restricted Investments," "Restricted Payments," and "Secured Debt Basket"), shall be amended, automatically and without the necessity of any further written agreement, to incorporate the defined terms set forth in Section 11 of the Guaranty Agreement, (the "Incorporated Definitions"), and such definitions are incorporated herein by this reference; provided that:

          (i) all references in the Incorporated Definitions to (A) "the Company" shall be deemed to refer to Matson Navigation Company, Inc., not Matson Leasing Company, Inc.; (B) "the Guarantor" shall be deemed to refer to the Company (as modified in the immediately preceding subclause (A)); (C) Section 8 of the Guaranty shall be deemed to refer to paragraph 5 of this Agreement; and (D) Section 9 of the Guaranty shall be deemed to refer to paragraph 6 of this Agreement; and

          (ii) upon the written request of any holder of the Notes or the Company, this Agreement shall be amended to restate said paragraph 10B to reflect the incorporation of the Incorporated Definitions. All holders of the Notes and the Company hereby agree that the termination of the Guaranty Agreement, as contemplated by the aforementioned Assignment and Assumption Agreement, shall not affect the continued
          application to this Agreement of the Incorporated Definitions.   A
          copy of the Incorporated Definitions is attached hereto for convenience of reference."

     4. Amend each Agreement by incorporating all Exhibits in the Guaranty Agreement referred to in paragraphs 5, 6 or 10B of each Agreement, as amended as of the Effective Date.

     5. Amend paragraph 7A of each Agreement by deleting said paragraph in its entirety and substituting therefor new paragraph 7A, as set forth in Exhibit B hereto.
     B.  Representations and Warranties

     As material consideration for the Noteholder's execution and delivery of this Consent and Amendment Agreement, Parent makes the representations and warranties set forth in Exhibit C, which representations and warranties will be reaffirmed on and as of the Closing Date pursuant to Section C below.

     As material consideration for Parent and Leasing's execution and delivery of this Consent and Amendment Agreement, Prudential makes the representations and warranties set forth in paragraph 9 of each Agreement, and by its execution and delivery of this Consent and Amendment Agreement, reaffirms such representations and warranties on and as of the Closing Date.

     C.  Conditions to Consent

     The consent and amendments to the Agreements contained herein shall become effective on the date (the "Effective Date") on which all of the following conditions shall have been satisfied or waived:

     1. Four (4) copies of this Consent and Amendment Agreement shall have been duly executed and delivered by the parties hereto.

     2. After giving effect to the consents and transactions contained herein or contemplated hereby, there shall exist no Default or Event of Default under any Agreement, and the representations and warranties set forth in Exhibit C shall be true and correct as of the Effective Date, and each of Leasing and Parent shall have delivered to the Noteholder duly executed Officers' Certificates to such effect.

     3. An original set of good standing certificates with respect to Parent from the States of Hawaii and California and any other state in which its failure to qualify to do business as a foreign corporation would have a material adverse effect on its business, operations, assets, liabilities, prospects or condition (financial or otherwise) shall have been delivered to the Noteholder.

     4. The Noteholder shall have received from Parent a $10,000 structuring fee, payable by wire transfer in the manner and to the account set forth in the Purchaser Schedule to the July 1992 Agreement.

     5. The Noteholder shall have received an opinion addressed to it in substantially the form of Exhibit D hereto from Parent's counsel, which may be Parent's in-house counsel.

     6. A letter agreement among Alexander & Baldwin, Inc., A&B-Hawaii, Inc. (together, "A&B"), and the holders of each series of senior notes issued by A&B consenting to the Transaction in substantially the form of Exhibit E hereto (the "A&B Consent") shall have been executed and delivered, and all conditions to its effectiveness shall have been satisfied or waived.

     7. The Noteholder shall have received evidence satisfactory to it that all conditions to closing of the Transaction (other than the A&B Consent and this consent) shall have occurred on substantially the terms and conditions previously disclosed to it, and that the Transaction will be consummated no later than simultaneously with the effectiveness of the Assumption Agreement (as defined below).

     8. An assignment and assumption agreement in substantially the form of Exhibit F hereto (the "Assumption Agreement") whereby Parent shall unconditionally and irrevocably assume all obligations and liabilities of Leasing under the Leasing Notes and the Agreements shall have been executed and delivered and become effective.

     9.  The Noteholder shall have received

          (a) an incumbency certificate as to officers signing on behalf of Parent and Leasing;

          (b) a certificate of the Secretary or Assistant Secretary to Parent
          (i) as to the absence of any proceedings to dissolve or liquidate Parent, (ii) attaching the resolutions of the Board of Directors of Parent authorizing the transactions contemplated by this Consent and Amendment Agreement, including this consent; the Transaction; the 9.00% Notes Prepayment and the Assumption, and the execution and delivery of the Assumption Agreement and other related instruments, agreements and other documents, and stating that such resolutions have not been revoked, modified or rescinded since their original adoption, and (iii) attaching copies of Parent's articles of incorporation and bylaws, certified by the Director of Commerce and Consumer Affairs of the State of Hawaii and Parent's Assistant Secretary, respectively; and

          (c) copies of any duly executed consents, approvals or waivers necessary to avert a default, event of default or similar event under any of Parent's material debt or other agreements, including under any revolving credit, loan or similar agreement with Bank of America.

     10. The Noteholder shall have received such other certificates and other documents, and all other proceedings to be taken in connection with the transactions contemplated hereby shall be satisfactory to it.

     D.  Miscellaneous.

     1. Each party hereto agrees to execute and deliver any and all such consents, instruments and other documents and to take any other action as any other party hereto may reasonably request to confirm and give effect to the provisions and intent of this Consent and Amendment Agreement.

     2. This Consent and Amendment Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

     3. This Consent and Amendment Agreement shall be governed by and construed in accordance with the laws of the State of California.

     4. Except as otherwise expressly provided herein, each party hereto shall pay for and be responsible for its own fees and expenses in connection with the transactions contemplated hereby.

     If you are in agreement with the foregoing, please sign and return the enclosed copies of this Consent and Amendment Agreement, and upon the satisfac tion of the closing conditions above, this shall become a binding agreement among Leasing, Parent and the Noteholder.

     IN WITNESS WHEREOF, this Consent and Assignment Agreement has been executed by the parties hereto as of June 30, 1995.


The Prudential Insurance Company of America


By /s/ Raymond G. Kennedy
        Its Second Vice President


Matson Leasing Company, Inc.
a Hawaii corporation


By /s/ K. C. O'Rourke
     Title:  Vice President


Matson Navigation Company, Inc.
a Hawaii corporation


By /s/ R. J. Donohue
     Title:  Senior Vice President